Exhibit 1.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CLS HOLDINGS USA, INC.

ARTICLE I

The name of the corporation is CLS Holdings USA, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Nevada is located at 318 N. Carson Street #208, Carson City, Nevada 89701. The name of the Corporation’s registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

ARTICLE IV

The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Two Hundred Seventy Million (270,000,000), consisting of (i) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.0001 per share (the “Common Stock”) and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

A. PROVISIONS RELATING TO THE COMMON STOCK

1. Except as otherwise required by law or as may be provided by the resolutions of the board of directors of the Corporation (the “Board of Directors”) authorizing the issuance of any class or series of the Preferred Stock, as herein provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class of series of the Corporation, whether or not shares of such class of series are already outstanding) or otherwise.

3. Upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full have been set aside, the remaining net assets of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock.

B. PROVISIONS RELATING TO PREFERRED STOCK

1. The Preferred Stock may be issued from time to time, in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time, in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance, conversion and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, special or conditional, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock or other property of the Corporation, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable, on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

C. GENERAL PROVISIONS

1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

2. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, no shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

ARTICLE V

For business not specified in a notice of meeting to be properly introduced by a shareholder at a meeting of shareholders, such shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. A shareholder’s notice must be delivered or mailed to the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid. With respect to an annual meeting of shareholders, to be timely, notice must be received not less than 60, no more than 90 days prior to such meeting. With respect to meetings of shareholders for which less than 70 days notice of the date of the meeting is given, to be timely, notice must be received no later than the close of business on the tenth day following the earlier of the day notice of the meeting was mailed, or the day public disclosure of the meeting was made. A shareholders’ notice must set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class, series and number of shares of stock which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The chairman of the meeting may refuse to acknowledge any shareholder who attempts to introduce business without compliance with the foregoing procedure.

ARTICLE VI

Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any requirements of law) (i) requested in writing by the holders of not less than 50 percent of all the votes entitled to be cast on any issue proposed or to be considered at the proposed special meeting; (ii) called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors; or (iii) called by the Chairman of the Board of Directors, President of the Corporation, or the Corporation’s Chief Executive Officer.

ARTICLE VII

A. Number of Directors. The number of directors shall not be less than one (1) nor more than fifteen (15), and the exact number of directors shall be fixed from time to time in the manner provided in the Corporation’s Bylaws.

B. Term of Office. The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be determined by the Board of Directors and shall consist of as nearly equal a number of directors as practicable. The term of the Class I directors initially shall expire at the next ensuing annual meeting of shareholders; the term of Class II directors initially shall expire at the annual meeting of shareholders held two years thereafter; and the term of Class III directors initially shall expire at the annual meeting of shareholders held three years thereafter. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified or until his or her earlier resignation, death, incapacity or removal from office. At each annual meeting of shareholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing annual meeting of shareholders after their election, and until their respective successors are elected and qualified or until their earlier resignation, death, incapacity or removal from office.

C. Vacancies. A director may resign at any time by giving written notice to the Corporation, the Board of Directors or the Chairman of the Board of Directors. Such resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, in which event the Board of Directors may fill the pending vacancy before the effective date if they provide that the successor does not take office until the effective date. Any vacancy occurring in the Board of Directors due to death, resignation, retirement, disqualification, removal and any directorship to be filled by reason of an increase in the size of the Board of Directors shall be filled by the affirmative vote of a majority of the current directors though less than a quorum of the Board of Directors, or may be filled by an election at an annual or special meeting of the shareholders called for that purpose, unless otherwise provided by law. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, or until the next election of one or more directors by shareholders if the vacancy is caused by an increase in the number of directors.

D. Removal. A director may be removed from office, with or without cause, only by the affirmative vote of holders of not less than 75% of the issued and outstanding shares of Common Stock of the Corporation

ARTICLE VIII

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. For the nomination of a director not specified in a notice of meeting to be properly introduced by a shareholder at a meeting of shareholders, such shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. A shareholder’s notice must be delivered or mailed to the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid. With respect to an annual meeting of shareholders, to be timely, notice must be received not less than 60, nor more than 90 days prior to such meeting. With respect to meetings of shareholders for which less than 70 days notice of the date of the meeting is given, to be timely, notice must be received no later than the close of business on the tenth day following the earlier of the day notice of the meeting was mailed, or the day public disclosure of the meeting was made. With respect to a special meeting at which directors are to be elected, to be timely, notice must be received not less than 60 days prior to the date the Corporation begins to print and mail its proxy materials. A shareholder’s notice of any nomination for election of director must set forth (i) the name, date of birth, business and residence address of the person or persons to be nominated, (ii) the principal occupation or employment during the past five years of such person or persons, (iii) the number of shares of stock of the Corporation that are beneficially owned by such person or persons, (iv) whether such person or persons are or have been during the past five years directors, officers or beneficial owners of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description of that position or ownership, (v) any directorships or similar positions, and/or beneficial ownership of 5% or more of any class of capital stock, partnership interests or other equity interest held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (vi) whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other government, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, (vii) the consent of each such person to serve as a director, if elected, and (viii) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

In addition, the shareholder’s notice must set forth, (i) the name and business address and the record name and record address of the shareholder proposing such nomination, and (ii) the class, series and number of shares of stock which are beneficially owned by the shareholder. The chairman of the meeting may refuse to acknowledge any shareholder who attempts to introduce business without compliance with the foregoing procedure.

ARTICLE IX

To the full extent permitted by Nevada law, directors and officers of the Corporation shall have no personal liability to the Corporation or its shareholders for damages for breach of their fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of distributions in violation of section 78.300 of the Nevada Revised Statutes, as it may be amended for time to time, or any successor statute thereto. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE X

A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter, an “entity”), including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as an officer or director or in any other capacity while serving as a director, officer, employee or agent of any such other corporation or entity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or more extensive indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability, damage, claim and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any claim, action, suit or proceeding (with respect to which a right to indemnification is conferred by this Article) in advance of its final disposition; provided, however, that, if Nevada law or the Corporation’s by-laws require, the payment of such expenses incurred by any such indemnitee in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise.

B. Right of Indemnitee to Bring Suit. If a claim under paragraph A of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount or the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover payments by the Corporation of expenses incurred by an indemnitee in defending, in his or her capacity as a director, a proceeding in advance of its final disposition, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right to indemnification hereunder or by the Corporation to recover payments by the Corporation of expenses incurred by an indemnitee in defending, in his or her capacity as an officer or director, a proceeding in advance of its final disposition, the burden of proving that the indemnitee is not entitled to be indemnified under this Article or otherwise shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct under Nevada law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the indemnitee, be a defense to the action.

C. Non-Exclusivity of Rights. The rights to indemnification and to the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Amended and Restated Articles of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

D. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, enterprise or entity against any expense, liability, damage, claim or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, damage, claim or loss under Nevada law.

E. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to be paid by the Corporation expenses incurred in defending any proceeding in advance of its final disposition, to an employee or agent of the Corporation, to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to officers and directors of the Corporation.

ARTICLE XI

The Board of Directors is specifically granted by these Amended and Restated Articles of Incorporation all powers permitted to be vested in the governing board of a Corporation by the applicable provisions of the laws of the State of Nevada now or hereafter existing. In furtherance, and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized to make, amend and repeal the Corporation’s Bylaws.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute or these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation. These Articles may be amended as provided by law; provided, however, that, notwithstanding any other provisions of these Articles or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of this Corporation), the affirmative vote of the holders of not less than 66-2/3% of the issued and outstanding shares of Common Stock of the Corporation shall be required to alter, amend or repeal any provision contained in these Articles.

ARTICLE XIII

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation’s Articles of Incorporation pursuant to the laws of the State of Nevada, has executed these Amended and Restated Articles of Incorporation as of November 18, 2014.

CLS HOLDINGS, INC.

By:	/s/ Jeffrey I. Binder
Name:	Jeffrey I. Binder
Title:	Chairman, President and Chief Executive Officer